UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2010

SPOT MOBILE INTERNATIONAL LTD.

(Exact name of registrant as specified in its charter)

Delaware	0-22636	75-2461665
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

300-71st Street, Suite 500

Miami Beach, FL 33141

(Address of principal executive offices, including zip code)

(305) 993-6700

(Registrant’s telephone number, including area code)

Rapid Link, Incorporated

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Unless otherwise indicated in this Current Report or the context otherwise requires, all references in this Current Report to “Spot Mobile International,” the “Company,” “us,” “our” or “we” are to Spot Mobile International Ltd.

Item 1.02	Termination of a Material Definitive Agreement

As previously disclosed, on February 24, 2010, we consummated the initial closing under a Share Exchange Agreement, dated October 13, 2009, as amended by an Amendment to Share Exchange Agreement, dated January 21, 2010 (collectively, the “Share Exchange Agreement”), by and among the Company, Blackbird Corporation (“Blackbird”), certain of our principal shareholders, certain principal shareholders of Blackbird, and Mr. Prepaid, formerly a wholly-owned subsidiary of Blackbird.

Also, as previously disclosed, a subsequent closing under the Share Exchange Agreement was to occur subject to the satisfaction of certain additional conditions including obtaining consents to transfer certain telecommunications licenses from the Federal Communication Commission and state regulatory authorities. At such subsequent closing, Blackbird was to deliver to the Company all of the issued and outstanding shares of capital stock of all other Blackbird subsidiaries. Additionally, certain assets necessary to conduct the core business of Telenational Communications, Inc., our former subsidiary, were to be transferred to a wholly-owned subsidiary of the Company in exchange for the assumption by such transferee of certain indebtedness.

On June 7, 2010, Blackbird notified us that due to the inability of certain conditions to the consummation of the subsequent closing to be timely satisfied, the subsequent closing was incapable of being completed. As a result, Blackbird advised us that it was exercising its rights to terminate the remaining portions of the Share Exchange Agreement which had yet to be performed, namely, the subsequent closing. Accordingly, as of June 7, 2010, the Share Exchange Agreement was terminated with no further force or effect. There are no termination penalties or other obligations triggered by the termination. Our board of directors has ratified and confirmed such termination.

Notwithstanding the termination of the Share Exchange Agreement, Blackbird agreed to transfer its wholly-owned subsidiary, Spot Mobile Corp., to the Company. Spot Mobile Corp. is a mobile virtual network operator (MVNO) offering principally prepaid mobile telephones. Spot Mobile Corp. has recently completed network development, testing and market analysis. We intend to commence full operations of Spot Mobile Corp. beginning with our Mr. Prepaid retail base and then through experienced sales agent networks.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On June 7, 2010, our shareholders approved our amended and restated certificate of incorporation which includes the following amendments: (i) an amendment to change our corporate name to Spot Mobile International Ltd.; (ii) an amendment to increase the number of authorized shares of our common stock available for issuance from 175,000,000 to 1,000,000,000 and to increase the number of authorized shares of our preferred stock available for issuance from 10,000,000 to 100,000,000; and (iii) a restatement of our certificate of incorporation to incorporate all prior amendments, including those mentioned above. In this respect, effective June 7, 2010, we filed our amended and restated certificate of incorporation with the Secretary of State of Delaware. Upon the filing of the amended and restated certificate of incorporation, all of the outstanding shares of our Series A Convertible Preferred Stock were automatically converted into 520,000,000 shares of our common stock

The foregoing is merely a summary of the amended and restated certificate of incorporation and is qualified in its entirety by reference to the full text thereof which is attached as Exhibit 4.1 to this Current Report and is incorporated by this reference.

Item 5.07	Submission of Matters to a Vote of Security Holders

We held a special meeting of our shareholders on June 7, 2010. The matters on which the shareholders voted, in person or by proxy, were (i) an amendment to our certificate of incorporation to change our corporate name to Spot Mobile International Ltd.; (ii) an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock available for issuance from 175,000,000 to 1,000,000,000 and to increase the number of authorized shares of our preferred stock available for issuance from 10,000,000 to 100,000,000; and (iii) a restatement of our certificate of incorporation to incorporate all prior amendments, including those mentioned above. The results of the voting are as follows (these results include 10 million shares of our voting Series A Convertible Preferred Stock which voted for each of the proposals and which, on an as-converted basis, represent 520 million shares of our common stock):

Proposal 1 – Approve an amendment to our certificate of incorporation to change our corporate name to Spot Mobile International Ltd.:

Votes For	Votes Against	Votes Abstaining	Broker Non-Votes
527,901,940	78,020	102,100	0

Proposal 2 – Approve an amendment to our certificate of incorporation to increase our authorized capital stock:

Votes For	Votes Against	Votes Abstaining	Broker Non-Votes
527,813,740	168,240	100,080	0

Proposal 3 – Approve the amendment and restatement of our certificate of incorporation:

Votes For	Votes Against	Votes Abstaining	Broker Non-Votes
527,879,770	82,210	120,080	0

Pursuant to the foregoing votes, all of the foregoing amendments to our certificate of incorporation were approved.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

4.1	Amended and Restated Certificate of Incorporation of Spot Mobile International Ltd., effective June 7, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPOT MOBILE INTERNATIONAL LTD.

Dated: June 11, 2010	By:	/s/ Charles J. Zwebner
Charles J. Zwebner
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Document

4.1	Amended and Restated Certificate of Incorporation of Spot Mobile International Ltd., effective June 7, 2010.

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